EXHIBIT 21.

Subsidiaries of First Litchfield Financial Corporation at December 31, 2006:

                                                               Percent
                                                               Owned By
                                                               First Litchfield
                                        Incorporated In        Financial
Subsidiary                              The State of:          Corporation
----------                              -------------          -----------

The First National Bank of              Connecticut            100%
Litchfield

Lincoln Corporation                     Connecticut            100%

Litchfield Mortgage Service             Connecticut            100%
Corporation

First Litchfield Statutory Trust I      Connecticut            100%

First Litchfield Statutory Trust II     Connecticut            100%

First Litchfield Leasing Corporation    Connecticut            80%


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